Exhibit 99.1

Notice to Directors and Executive Officers of Stock Yards Bancorp, Inc. Regarding
“Blackout Period” and Restrictions on Ability to Trade in Equity Securities of Stock Yards Bancorp, Inc.

September 15, 2015

Participants in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (the “Plan”) have been notified that there will be a temporary “blackout period” that will apply to the Plan due to the Plan’s conversion to a new third party administrator. The blackout period is necessary to allow sufficient time to complete the conversion to the new third party administrator. During the blackout period, Plan participants will be unable to access their accounts to make investment changes or transfers between funds in the Plan. This notice is to inform you of significant restrictions on your ability to trade in any equity security of Stock Yards Bancorp, Inc. during the upcoming blackout period, whether or not those securities are held in the Plan. The blackout period will be in effect beginning at 4:00 p.m. Eastern time on October 8, 2015 and is expected to end by 9:00 a.m. Eastern time on October 30, 2015.

Even if you are not a participant in the Plan, this restriction affects you—please read this entire notice.

During the blackout period, and in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR (Blackout Trading Restriction) adopted by the Securities and Exchange Commission, as directors and executive officers of Stock Yards Bancorp, Inc. (“Bancorp”), you are prohibited from, directly or indirectly, purchasing, selling or otherwise acquiring or transferring any equity securities of Bancorp (or derivatives thereof) acquired in connection with your service or employment as a director or executive officer (as defined in the rules). Generally, this restriction applies to directors and executive officers of public companies and is designed to ensure they do not buy or sell securities of an issuer when participants of an employee benefit plan such as the Plan are temporarily prevented from engaging in equity security transactions through their plan accounts.

Although this trading restriction is subject to certain exceptions, given the complexity of the rules, the short duration of the blackout period and that the Plan blackout period largely coincides with Bancorp’s regularly scheduled “quiet period”, you should avoid all transactions involving Bancorp’s equity securities during the blackout period. The BTR trading prohibitions are somewhat broader than Bancorp’s normal quarter-end restrictions and include, among other things, any purchases or dispositions of Bancorp common stock (or derivatives thereof) held inside or outside of the Plan, selling any Bancorp common stock you originally received as a restricted stock grant or upon exercise of a stock option and/or exercising any of your stock options. Please note that these trading prohibitions also apply to Bancorp equity securities held by immediate family members living with you, or held in trust, or by controlled partnerships or corporations. These restrictions apply in addition to the regular trading restrictions under our insider trading policy.  Pre-established events outside of your control, such as automatic payroll deductions related to the Plan or automatic dividend reinvestments, are not affected by the BTR prohibition; however, you may not change your pre-established elections or directions during the blackout period.

We will notify you when the blackout period has ended. If you should have any questions concerning this notice or the blackout period, please feel free to contact Nancy B. Davis, Chief Financial Officer, at (502) 625-9176 or by mail at Stock Yards Bancorp, Inc., 1040 East Main Street, Louisville, Kentucky 40206. During the blackout period you may obtain, without charge, information as to whether the blackout period has begun or ended by contacting Nancy B. Davis, Chief Financial Officer, at the above telephone number or address.